Chanticleer Holdings Announces Third Quarter 2012 Financial Results

CHARLOTTE, N.C., December 21, 2012 — Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today, its financial results for the third quarter ended September 30, 2012.

Third Quarter & Year-to-Date Highlights

•	Chanticleer reported revenues of $1.77 million for the third quarter as compared to ($5,726) in same period last year.

•	Chanticleer reported record revenues of $4.9 million for the first nine months of 2012, as compared to revenue of $468,417 in the same period last year.

•	Campbelltown, Australia became profitable, generating net income for the third quarter of $68,000, of which our share of profits is 49%.

•	Earnings per share loss decreased in the third quarter to a loss of $0.20 per share as compared to a loss of $0.40 per share in the year ago period.

•	Chanticleer opens its sixth international Hooters® restaurant in Budapest, Hungary.

Mike Pruitt, President and CEO of Chanticleer Holdings, commented, “We are pleased to report our third quarter financial results and expansion of our International Hooters® restaurants. Year to date, we have grown our number of operating restaurants by 100% to six as compared to three restaurants at 2011 year-end. During the year, we opened restaurants in Campbelltown, Australia; Emperor’s Palace, South Africa; and Budapest, Hungary. We continue to execute on our plan to grow the Hooters brand in our exclusive international emerging markets.”

Third Quarter 2012 Results:

For the third quarter ended September 30, 2012, total revenue increased to $1.77 million, compared to total revenue of ($5,726) in the third quarter of 2011. This growth is attributable to gaining majority ownership in our first three South African restaurants on September 30, 2011, at which point we began consolidating our South African Hooters operations, effective October 1, 2011. This growth is also attributable to opening our Emperor’s Palace, South Africa and Budapest, Hungary locations in 2012, where our Emperor’s Palace continues to be a success and profitable. Also, The Company’s Campbelltown, Australia location, where Chanticleer owns 49%, became profitable during the third quarter, generating $68,000 in net income.

For the nine months ended September 30, 2012, total revenue increased to $4.9 million as compared to $468,417 in the same period last year, due to consolidating our South African operations, effective October 1, 2011 and opening our Emperor’s Palace, South Africa and Budapest, Hungary locations in 2012.

The Company reported a net loss of $739,766 or $0.20 per share and a net loss of $495,756 or $0.40 per share during the three-month period ended September 30, 2012 and September 30, 2011, respectively. The increase in net loss is due to increased expenses associated with the consolidation of our South African restaurant operations, effective October of 2011 and our continued expansion of our international footprint, where during the third quarter, the Company incurred approximately $126,000 in one-time expenses related to opening the Hooters Budapest location. The Company closed the September Quarter with cash and cash equivalents of $1.7 million.

The independent investigation by the Company’s Audit Committee is nearing completion. No other findings of misconduct have been identified that have not previously been publicly disclosed. However, the independent investigation did identify certain weaknesses in internal controls and the Company is in the process of implementing a remediation plan.

The Company is continuing to provide the NASDAQ Staff with all information requested in a timely manner. However, at this time we are not able to provide guidance as to when trading will resume. The Company intends to continue to inform investors of any material developments in a timely manner.

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenue:

Restaurant sales, net	$1,710,632	$-	$4,794,250	$-
Management fee income - non-affiliates	25,000	25,000	75,000	466,667
Management fee income - affiliates	31,880	(30,726)	38,578	1,750

Total revenue	1,767,512	(5,726)	4,907,828	468,417

Expenses:
Restaurant cost of sales	714,551	-	2,005,714	-
Restaurant operating expenses	943,618	-	2,636,240	-
Restaurant pre-opening expenses	125,947	-	190,167	-
General and administrative expense	666,300	277,934	1,833,933	762,159
Depreciation and amortization	97,883	2,512	265,068	7,573
Total expenses	2,548,299	280,446	6,931,122	769,732
Loss from operations	(780,787)	(286,172)	(2,023,294)	(301,315)
Other income (expense)
Equity in earnings (losses) of investments	33,412	(20,820)	(10,474)	(9,256)
Realized gains from sales of investments	-	-	-	19,991
Miscellaneous income	1,680	-	1,680	5,016
Other than temporary decline in available-for-sale securities	-	(147,973)	-	(147,973)
Interest expense	(39,583)	(41,190)	(432,795)	(63,876)
Total other expense	(4,491)	(209,983)	(441,589)	(196,098)
Net loss before income taxes	(785,278)	(496,155)	(2,464,883)	(497,413)
Provision for income taxes	7,997	-	7,997	-
Net loss before non-controlling interest	(793,275)	(496,155)	(2,472,880)	(497,413)
Non-controlling interest	53,509	399	185,711	1,376
Net loss	(739,766)	(495,756)	(2,287,169)	(496,037)
Other comprehensive income (loss):
Unrealized loss on available-for-sale securities (none applies to non-controlling interest)	(26,404)	(172,031)	(264,044)	(224,240)
Foreign translation income	46,511	-	45,464	-

Other comprehensive loss	$(719,659)	$(667,787)	$(2,505,749)	$(720,277)

Net earnings (loss) per share, basic and diluted	$(0.20)	$(0.40)	$(1.06)	$(0.43)
Weighted average shares outstanding	3,698,896	1,238,880	2,153,148	1,166,111

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,694,721	$165,129
Accounts receivable	119,582	108,714
Other receivable	118,827	42,109
Inventories	180,362	105,073
Due from related parties	149,708	76,591
Prepaid expenses	300,552	144,347
TOTAL CURRENT ASSETS	2,563,752	641,963
Property and equipment, net	2,422,558	1,505,059
Intangible assets, net	933,192	721,571
Investments at fair value	54,309	318,353
Other investments	2,148,397	1,582,148
Deposits and other assets	130,244	29,605
TOTAL ASSETS	$8,252,452	$4,798,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt, notes and convertible notes payable	$238,026	$2,796,855
Accounts payable and accrued expenses	821,916	478,005
Other current liabilities	360,125	330,607
Current maturities of capital leases payable	36,467	41,590
Deferred rent	8,030	43,225
Due to related parties	13,733	30,204
TOTAL CURRENT LIABILITIES	1,478,297	3,720,486
Long-term debt, less current maturities	-	236,109
Capital leases payable, less current maturities	67,545	85,853
Deferred rent	89,672	7,162
Other liabilities	201,490	263,321
TOTAL LIABILITIES	1,837,004	4,312,931
Commitments and contingencies (Note 13)

Stockholders' equity:
Common stock: $0.0001 par value; authorized 200,000,000 shares; issued 3,698,896 and 1,506,061 shares; and outstanding 3,698,896 and 1,249,446 shares at September 30, 2012 and December 31, 2011, respectively	370	151
Additional paid in capital	14,849,855	6,459,656
Other comprehensive (loss) income	(167,930)	50,650
Non-controlling interest	112,454	593,863
Accumulated deficit	(8,379,301)	(6,092,132)
Less treasury stock, 256,615 shares at December 31, 2011	-	(526,420)
Total stockholders' equity	6,415,448	485,768
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,252,452	$4,798,699

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com